Exhibit 16.1

December 28, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Pardes Biosciences, Inc’s (formerly known as FS Development Corp. II) statements included under Item 4.01 of its Form 8-K dated December 30, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on December 23, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York